Exhibit 10

                 MUTUAL RELEASE AND SETTLEMENT AGREEMENT

     THIS Mutual Release and Settlement Agreement ("Agreement") is executed as of the 30th day of April, 2001 by and between Innovative Coatings Corporation ("INNO") and David Brown ("Brown").

     	WHEREAS, Brown is a director and shareholder in INNO, owning 1,250,000 shares of common stock in INNO, which shares are in escrow with Lawrence McEvoy, Esq.;

     WHEREAS, Brown is also an officer and employee of INNO pursuant to an Employment and Consulting Agreement dated July 1, 1998 (the
"Employment Agreement"), under which Brown is entitled, among other things, to a salary of $80,000 per year;

     WHEREAS, INNO and Brown have agreed to terminate their employment/consulting relationship on the terms set forth herein;

     	NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the parties hereto, the parties hereby agree as follows:

     1. INNO and Brown hereby cancel and rescind all prior written or oral agreements between themselves, including without limitation the Employment Agreement, and hereby fully release, discharge and relinquish any and all claims which either may have against other arising out of such agreements.

     2.   By his execution to this Agreement, Brown hereby:

     a)   resigns as an officer, director and employee of the INNO;

     b) relinquishes and waives any claim for wages, severance, vacation, expenses or other any amount due Brown (except as specifically set forth below);

     c) agrees to provide such information and assistance as the Company may reasonably request during normal business hours with respect to matters which were formerly Brown's duties and responsibilities as an officer and employee of INNO for a period of three months following the date of this Agreement;

     d) grants INNO options to purchase all of Brown's shares of INNO common stock pursuant to the following schedule: $6,000 by May 15, 2001 for 312,500 shares of INNO common stock; $6,000 by June 15, 2001 for 312,500 shares of INNO common stock; $6,000 by July 15, 2001 for 312,500 shares of INNO common stock; and $6,000 by August 15, 2001 for the remaining 312,500 shares of INNO common stock. The parties agree to execute such documents as are reasonably necessary to effectuate the removal from escrow of the shares owned purchased by INNO pursuant to the exercise of the foregoing options.

     3.   By its execution to this Agreement, INNO hereby:

     a) agrees, with Don H. Sigler, Jerry S. Phillips and Wayne Bean (who are signatories hereto solely for purposes of evidencing their agreement to this subparagraph), to indemnify and hold Brown harmless against any and all claims, liabilities, causes of action and demands arising out of or relating to his services as an officer, director and employee of INNO, including without limitation any liability for unpaid state and federal withholding taxes;

     b) conveys to Brown all right, title and interest in and to the pump and spray gun (the "Pump/Spray Rights") developed in part by Brown while serving as an officer and employee of INNO, including any drawings, specifications or prototypes relating to the Pump/Spray Rights, and to execute such documents that Brown may reasonably request to evidence such transfer of ownership and to enable Brown to obtain a patent on the Pump/Spray Rights in his own name;

     c) agrees to designate Brown as the sole "preferred vendor" with respect to application jobs (other than jobs performable in INNO's inhouse application facility) for two years following the date of this Agreement.

     4. Notwithstanding Paragraph 1 herein, Brown agrees that he shall remain bound by paragraph 6 of the Employment Agreement, entitled
"Unauthorized Disclosure and Brown's Right of Ownership," except with the respect to the Pump/Spray Rights.

     5. Brown individually and on behalf of its successors and assigns, hereby fully releases and discharges INNO and its officers, directors, employees, subsidiaries, attorneys, representatives and agents from all rights, claims and actions which Brown now has or may have against them at law or in equity, including without limitation any claims based upon any oral or written agreement entered into prior to the date of this Agreement, except for any claim based upon a breach of INNO's obligations under this Agreement.

     6. INNO individually and on behalf of its successors and assigns, hereby fully releases and discharges Brown and his representatives and agents from all rights, claims and actions which INNO now has or may have against them at law or in equity, including without limitation any claims based upon any oral or written agreement entered into prior to the date of this Agreement, except for any claim based upon a breach of Brown's obligations under this Agreement.

     7. Each party represents and warrants that they own all right, title and interest of and to any claim released herein, that such claims are free and clear of all liens, claims and encumbrances, and that they have the full power and authority to convey and release such claims.
Brown represents and warrants that he owns the shares of INNO common stock which he has agreed to sell to INNO herein free and clear of all liens, claims and encumbrances, and that he has full power and authority to transfer and assign such shares to INNO pursuant to this Agreement.

     8. This release is intended by the parties to release all claims, whether known, unknown, foreseen, unforeseen, patent or latent, which one party may have against the other arising out of any existing written or oral agreement, for fraud, breach of fiduciary duty or in tort. Each party understands and acknowledges the significance and consequence of such specific intention to release all claims. All persons covered by this release are intended third-party beneficiaries of this Agreement.

     9. This release is freely and voluntarily executed by each party after having been apprised of all relevant information and data, and after obtaining the advice, or being given the opportunity to obtain the advice, of competent counsel.

     10. This Agreement represents the entire and complete agreement between the parties hereto and all prior agreements, understandings, obligations or statements by and between the parties concerning the subject matter hereby will be merged with and into and be superseded by this Agreement and shall be of no further force and effect. No modification, amendment or waiver of any provision of this Agreement, nor any consent to any departure by any party from the terms hereof, shall be effective unless the same be in writing and signed by all parties hereto.

     11. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is determined to be invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

     12. The person executing this Agreement on behalf of a party hereto represents to the other party that he/she is duly authorized to execute this Agreement.

     13. Each party has read this Agreement and understands the terms used herein.

     14.  This Agreement may be executed in counterpart.

INNOVATIVE COATINGS CORPORATION


/s/ Jerry S. Phillips
By: Jerry S. Phillips
Its: Chief Executive Officer


/s/ David Brown
By: David Brown, Individually


/s/ Don H. Sigler
By: Don H. Sigler, Individually


/s/ Jerry S. Phillips
By: Jerry S. Phillips, Individually


/s/ Wayne Bean
By: Wayne Bean, Individually